SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) January 14, 2003

CALYPTE BIOMEDICAL CORPORATION.
(Exact name of Registrant as specified in its Charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-20985	06-1226727
Commission File No.	I.R.S. Employer Identification

1265 Harbor Bay Parkway, Alameda, CA	94502
Address of principal executive offices	Zip Code

(510) 749-5100
Registrant’s telephone number, including area code

ITEM 5. OTHER EVENTS

The Registrant (the “Company”) issued a 10% Unsecured Convertible Debenture (the “Debenture”) due on January 14, 2004 in the sum of $1,000,000 to Mercator Focus Fund LP (“Mercator Focus”). The Debenture was executed on January 14, 2003. The Debenture is convertible at the option of Mercator at 80% of the market price of the Company’s common stock at the average of the lowest three inter-day trading prices during the 20 trading days immediately preceding the applicable conversion date at any time after March 1, 2003. The conversion price will not be higher than $.10 per share. The Company and Mercator Focus have also agreed to limit Mercator Focus’ ownership to below 9.999% of total outstanding shares on a converted basis.

In connection with the Debenture, the Company granted cost-free registration rights to Mercator Focus. The Company agreed to file a registration statement within sixty days (March 14, 2003) of closing of the debenture and use its best efforts to have the registration statement declared effective within ninety (90) days after its initial filing.

The Company paid a fee of $100,000 from the proceeds received in the financing to Mercator Group, LLC for services rendered. Additionally, upon funding, the Company redeemed in full a $300,000 12% debenture dated October 22, 2002 issued to Mercator Momentum Fund, L.P. and paid accrued interest and pre-paid expenses for a total payment of $362,352.90 in connection with the redemption.

Upon conversion or exercise of the Debenture, depending upon the trading price of the Company’s common stock at the time of conversion, the Company may not have sufficient shares available for issuance to Mercator from its current 200,000,000 shares which are authorized, as the number of shares reserved based upon prior financings and share commitments exceed the number of shares authorized by the Company pursuant to its Amended and Restated Certificate of Incorporation.

The Company has filed a Definitive Proxy Statement with the Securities and Exchange Commission for a special meeting of shareholders wherein it has requested stockholders approve an increase of the 200,000,000 shares that are currently authorized to 800,000,000 shares of $.001 par value common stock. Annexed hereto and made a part hereof is a copy of the Debenture and Registration Rights Agreement between the Company and Mercator Focus.

The Company incorporates by reference the information contained in its prior 8-K Report filed December 10, 2002 and its Definitive Proxy for a Special Meeting of Shareholders filed January 14, 2003.

ITEM 7. EXHIBITS

10.123    10% Convertible Debenture and Registration Rights Agreement dated as of January 14, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: Alameda, California
            January 21, 2003

CALYPTE BIOMEDICAL CORPORATION
            (Registrant)

/s/ Richard D. Brounstein
Richard D. Brounstein
Executive Vice President and Chief Financial Officer